EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Applied Energetics, Inc.

Tucson, Arizona

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-52020, 33-71978, 333-44459, 333-41332, 333-113656, 333-127661, and 333-146766) of Applied Energetics, Inc. of our report dated March 30, 2012, relating to the consolidated financial statements of Applied Energetics, Inc. which is incorporated by reference in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Phoenix, Arizona

March 29, 2012